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                                                                  Exhibit 3(i).1

                        Statement With Respect to Shares
                                       of
                 Series B Cumulative Convertible Preferred Stock
                                       of
                       Environmental Tectonics Corporation

                       Pursuant to Section 1522(b) of the
          Business Corporation Law of the Commonwealth of Pennsylvania

                                   ----------

     In compliance with the requirements of 15 Pa.C.S. Section 1522(b) (relating to statements with respect to shares), Environmental Tectonics Corporation, a Pennsylvania corporation (the "CORPORATION"), desiring to state the designation and voting rights, preferences, limitations, and special rights, if any, of a class or series of its shares, hereby states that:

     FIRST: The name of the Corporation is Environmental Tectonics Corporation.

     SECOND: The resolution amending the Articles of Incorporation of the Corporation under 15 Pa. C.S. Section 1522(b) (relating to divisions and determinations by the board), set forth in full, is as follows:

     WHEREAS, the Articles of Incorporation of the Corporation authorizes Preferred Stock consisting of 1,000,000 shares issuable from time to time in one or more series; and

     WHEREAS, the Board of Directors of the Corporation (or an authorized committee thereof) is authorized, subject to limitations prescribed by law and by the Articles of Incorporation to establish and fix the number of shares to be included in any series of Preferred Stock and the par value, designation, rights, preferences and limitations of the shares of such series; and

     WHEREAS, the Board of Directors intends to establish a new series of Preferred Stock, called Series B Cumulative Convertible Preferred Stock.

     NOW, THEREFORE, BE IT RESOLVED, that pursuant to Article 6 of the Corporation's Articles of Incorporation, the designation, rights, preferences, powers, restrictions and limitations applicable to the Series B Preferred Stock be and hereby are set forth below:

     1. Designation. The designation of this series, which consists of 15,000 shares of Preferred Stock, $0.05 par value per share, is the Series B Cumulative Convertible Preferred Stock (the "SERIES B PREFERRED STOCK") and the stated value shall be One Thousand U.S. Dollars ($1,000.00) per share (the "STATED VALUE").

     2. Certain Definitions. For purposes of this Statement With Respect to Shares, the following terms shall have the following meanings:

          "COMMON STOCK" means the common stock of the Corporation, $0.05 par value per share.

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          "COMMON STOCK DEEMED OUTSTANDING" means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Section 7(c)(ii) hereof regardless of whether the Options or Convertible Securities are actually exercisable at such time, but excluding any shares of Common Stock owned or held by or for the account of the Company.

          "CONVERSION DATE" means, for any Optional Conversion (as defined below), the date specified in the notice of conversion in the form attached hereto (the "NOTICE OF CONVERSION"), so long as a copy of the Notice of Conversion is faxed (or delivered by other means resulting in notice) to the Corporation before 4:59 p.m., Philadelphia, Pennsylvania time, on the Conversion Date indicated in the Notice of Conversion; provided, however, that if the Notice of Conversion is not so faxed or otherwise delivered before such time, then the Conversion Date shall be the date the Holder faxes or otherwise delivers the Notice of Conversion to the Corporation.

          "CONVERSION PRICE" means, with respect to each share of Series B Preferred Stock, the Market Price as of the Issue Date of such share of Series B Preferred Stock, provided that such Conversion Price shall not be less than the Floor Price, and shall be subject to adjustment as provided herein.

          "CONVERTIBLE SECURITIES" means any stock or securities other than Options directly or indirectly convertible into or exchangeable for Common Stock.

          "EXCLUDED SECURITIES" means any shares of Common Stock issued or issuable by the Corporation (i) in connection with any employee benefit plan which has been approved by the Board of Directors of the Corporation, pursuant to which the Corporation's securities may be issued to any employee, officer, director, consultant or advisor for services provided to the Corporation, (ii) upon conversion of the Series B Preferred Stock, (iii) in connection with a strategic partnership or joint venture in which there is a significant commercial relationship with the Corporation and in which the primary purpose of which is not to raise capital, (iv) pursuant to a bona fide firm commitment underwritten public offering with a nationally recognized underwriter which generates gross proceeds in excess of $30,000,000, and (v) upon conversion of any Options or Convertible Securities which are outstanding on the day immediately preceding the date hereof, provided that the terms of such Options or Convertible Securities are not amended, modified or changed on or after the date hereof.

          "FLOOR PRICE" shall mean $4.95 per share.

          "MARKET PRICE" means, (i) the closing price for the shares of Common Stock as reported on the American Stock Exchange ("AMEX") by Bloomberg Financial Markets ("BLOOMBERG") on the trading day immediately preceding such date, or
(ii) if the AMEX is not the principal trading market for the shares of Common Stock, the closing sale price reported by Bloomberg on the principal trading market for the Common Stock for such date, or (iii) if the foregoing do not apply, the last sale price of such security in the over-the-counter market on the pink sheets or bulletin board for such security as reported by Bloomberg, or if no sale price is so reported for such security, the last bid price of such security as reported by Bloomberg, or (iv) if

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market value cannot be calculated as of such date on any of the foregoing bases, the Market Price shall be determined in good faith by the Corporation's Board of Directors.

          "OPTIONS" means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

     3.   Dividends.

          (a) Accruing Dividends. From and after the date on which each share of Series B Preferred Stock is issued (with respect to each such share, the "ISSUE DATE"), the holder of such shares of Series B Preferred Stock (each a "HOLDER" and collectively, the "HOLDERS") shall be entitled to receive, out of funds legally available therefor, cumulative dividends at a rate of six percent (6%) per annum of the Stated Value on each share of Series B Preferred Stock (the "ACCRUING DIVIDENDS") in preference to the holders of Common Stock or any other series of Preferred Stock. The Accruing Dividends shall accrue on each issued and outstanding share of Series B Preferred Stock from the Issue Date, from day to day, whether or not earned or declared, and shall be cumulative. The Corporation shall pay the Holder the Accruing Dividends quarterly to the extent that the Corporation has funds legally available therefor; provided, however, that the Corporation may, at its option, defer the payment of Accruing Dividends until a subsequent date, up to and including April 6, 2012.

          (b) The Holders shall be entitled to receive, if and when declared by the Board of Directors and paid by the Corporation, any dividends paid with respect to the Common Stock (other than any dividends paid in additional shares of Common Stock). In the case of any such dividend, each Holder shall be entitled to receive an amount per share of Series B Preferred Stock held by such Holder as of the record date for such dividend equal to the product of: (i) the amount of the dividend payable with respect to one share of Common Stock and
(ii) the number of shares of Common Stock that would be issued to a Holder if one share of Series B Preferred Stock were converted by the Holder on the record date.

     4.   Conversion.

          (a) Conversion at the Option of the Holder. Subject to the limitations on conversions contained in Section 4(c), each Holder may, at any time after April 6, 2009 and from time to time, convert (an "OPTIONAL CONVERSION") each of its shares of Series B Preferred Stock into a number of fully paid and nonassessable shares of the Common Stock determined by dividing the Stated Value by the Conversion Price for such shares of Series B Preferred Stock.

          (b) Mechanics of Conversion. In order to effect an Optional Conversion, a Holder shall: (x) fax (or otherwise deliver) a copy of the fully executed Notice of Conversion to the Corporation or the transfer agent for the Common Stock and (y) surrender or cause to be surrendered the original certificates representing the Series B Preferred Stock being converted (the "PREFERRED STOCK CERTIFICATES"), duly endorsed, along with a copy of the Notice of Conversion as soon as practicable thereafter to the Corporation or the transfer agent. Upon receipt by the Corporation of a facsimile copy of a Notice of Conversion from a Holder, the Corporation shall promptly send, via facsimile, a confirmation to such Holder stating that the Notice of Conversion has been received, the date upon which the Corporation expects to deliver

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the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation regarding the conversion. The Corporation shall not be obligated to issue shares of Common Stock upon a conversion unless either the Preferred Stock Certificates are delivered to the Corporation or the transfer agent as provided above, or the Holder notifies the Corporation or the transfer agent that such Preferred Stock Certificates have been lost, stolen or destroyed and delivers the documentation to the Corporation required by Section 11(b) hereof.

               (i) Delivery of Common Stock Upon Conversion. Upon the surrender of Preferred Stock Certificates accompanied by a Notice of Conversion, the Corporation shall, no later than the later of (a) the third business day following the Conversion Date and (b) the second business day following the date of such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of indemnity pursuant to Section 11(b)) (the "DELIVERY PERIOD"), issue and deliver to the Holder or its nominee (x) that number of shares of Common Stock issuable upon conversion of such shares of Series B Preferred Stock being converted and (y) a certificate representing the number of shares of Series B Preferred Stock not being converted, if any. In addition, the Corporation shall also pay the Holder at such time any accrued and unpaid Accruing Dividends on the shares of Series B Preferred Stock that are being converted. If the Corporation's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, and so long as the certificates therefor do not bear a legend and the Holder thereof is not then required to return such certificate for the placement of a legend thereon, the Corporation shall cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the Holder by crediting the account of the Holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system ("DTC TRANSFER"). If the aforementioned conditions to a DTC Transfer are not satisfied, the Corporation shall deliver to the Holder physical certificates representing the Common Stock issuable upon conversion. Further, a Holder may instruct the Corporation to deliver to the Holder physical certificates representing the Common Stock issuable upon conversion in lieu of delivering such shares by way of DTC Transfer.

               (ii) No Fractional Shares. If any conversion of Series B Preferred Stock would result in the issuance of a fractional share of Common Stock, such fractional share shall be disregarded, and the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock shall be rounded off to the nearest whole number of shares.

               (iii) Conversion Disputes. In the case of any dispute with respect to a conversion, the Corporation shall promptly issue such number of shares of Common Stock as are not disputed in accordance with subparagraph (i) above. If such dispute involves the calculation of the Conversion Price, the Corporation shall submit the disputed calculations to an independent outside accountant within two (2) business days of receipt of the Notice of Conversion. The accountant, at the Corporation's expense, shall review the calculations and notify the Corporation and the Holder of the results. The accountant's calculation shall be deemed conclusive, absent manifest error. The Corporation shall then issue the appropriate number of shares of Common Stock in accordance with subparagraph (i) above no later than two (2) business days from the date it receives the determination from the independent outside accountant.

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          (c)  Limitations on Conversions. The conversion of shares of Series B
Preferred Stock shall be subject to the following limitation: If the Corporation is prohibited under the rules and regulations of the AMEX, or the rules or regulations of any other securities exchange on which the Common Stock is then listed or traded, from issuing a number of shares of Common Stock upon conversion of Series B Preferred Stock in excess of a prescribed amount (the "CAP AMOUNT"), then the Corporation shall not issue shares of Common Stock upon conversion of Series B Preferred Stock in excess of the Cap Amount. The Cap Amount shall be allocated pro rata to the Holders as provided in Section 11(c).

          (d) Required Conversion at Maturity. Subject to the limitations set forth in Section 4(c), each share of Series B Preferred Stock issued and outstanding on April 6, 2012 automatically shall be converted into shares of Common Stock on such date in accordance with the conversion formulas set forth in Section 4(a) (the "REQUIRED CONVERSION AT MATURITY"). If the Required Conversion at Maturity occurs, the Corporation and the holders of Series B Preferred Stock shall follow the applicable conversion procedures set forth in
Section 4(b); provided, however, that the holders of Series B Preferred Stock are not required to deliver a Notice of Conversion to the Corporation or its transfer agent. The Corporation shall pay the Holder at the time of the Required Conversion at Maturity any accrued and unpaid Accruing Dividends on the shares of Series B Preferred Stock that are being converted.

     5. Rank. The Series B Preferred Stock shall rank (i) prior to the Common Stock; (ii) prior to any class or series of capital stock of the Corporation hereafter created that does not, by its terms, rank senior to or pari passu with the Series B Preferred Stock (collectively with the Common Stock, "JUNIOR SECURITIES"); (iii) Pari Passu with any class or series of capital stock of the Corporation hereafter created that, by its terms, ranks on parity with the Series B Preferred Stock (the "PARI PASSU SECURITIES"); and (iv) junior to any class or series of capital stock of the Corporation hereafter created that, by its terms, ranks senior to the Series B Preferred Stock (collectively, the "SENIOR SECURITIES"), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

     6.   Liquidation Preference.

          (a) If the Corporation shall commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of ninety (90) consecutive days and, on account of any such event, the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up (a "LIQUIDATION EVENT"), no distribution shall be made to the holders of any shares of Junior Securities upon

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liquidation, dissolution or winding up of the Corporation unless prior thereto the Holders shall have received the Liquidation Preference (as defined below) with respect to each share of Series B Preferred Stock then outstanding. Any acquisition of the Corporation by means of a merger or other form of corporate reorganization in which all outstanding shares of Common Stock are exchanged for securities or other consideration issued by the acquiring corporation or its subsidiary or the effectuation by the Corporation or its shareholders of a transaction or series of related transactions in which more than 50% of the voting power is disposed of, shall be deemed a Liquidation Event. In such event, the Holders will be entitled to receive in preference to the holders of Junior Securities, the Liquidation Preference with respect to shares of Series B Preferred Stock in the form of cash, securities or other property as is payable in connection with the transaction deemed to be a Liquidation Event. In the event that the Corporation sells, conveys or disposes of all or substantially all of its assets, the Holders will be entitled to receive, prior to the holders of the Junior Securities, if and when the Board of Directors declares a distribution of the consideration received by the Corporation in such asset sale, the Liquidation Preference with respect to the shares of Series B Preferred Stock. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the Holders and holders of Pari Passu Securities shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series B Preferred Stock and the Pari Passu Securities, if any, shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares.

          (b) The "LIQUIDATION PREFERENCE" with respect to a share of Series B Preferred Stock means an amount equal to the Stated Value thereof plus any accrued and unpaid dividends thereon, including the Accruing Dividends. The Liquidation Preference with respect to any Pari Passu Securities shall be as set forth in the Statement With Respect to Shares filed in respect thereof.

     7. Adjustments to the Conversion Price. The Conversion Price shall be subject to adjustment from time to time as follows:

          (a) Stock Splits, Stock Dividends, Etc. If, at any time on or after the date hereof, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, combination, reclassification or other similar event, the Conversion Price for each share of Series B Preferred Stock shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event, the Conversion Price for each share of Series B Preferred Stock shall be proportionately increased.

          (b) Adjustment Due to Merger, Consolidation, Etc. If, at any time after the date hereof, there shall be (i) any reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation or merger of the Corporation with any other entity (other than a merger in which the Corporation is the surviving or continuing entity and its capital stock is unchanged), (iii) any sale or transfer of all or substantially all of the assets of the Corporation or (iv) any share exchange pursuant to which

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all of the outstanding shares of Common Stock are converted into other securities or property (each of (i) - (iv) above being a "CORPORATE CHANGE"), and, if such Corporate Change is not a Liquidation Event pursuant to the terms of Section 6(a), then the Holders shall thereafter have the right to receive upon conversion, in lieu of the shares of Common Stock otherwise issuable, such shares of stock, securities and/or other property as would have been issued or payable in such Corporate Change with respect to or in exchange for the number of shares of Common Stock which would have been issuable upon conversion had such Corporate Change not taken place, and in any such case, appropriate provisions (in form and substance reasonably satisfactory to the Holders of a majority of the Series B Preferred Stock then outstanding) shall be made with respect to the rights and interests of the Holders to the end that the economic value of the shares of Series B Preferred Stock are in no way diminished by such Corporate Change and that the provisions hereof (including, without limitation, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is not the Corporation, an immediate adjustment of the Conversion Price for each share of Series B Preferred Stock so that the Conversion Price immediately after the Corporate Change reflects the same relative value as compared to the value of the surviving entity's common stock that existed between the Conversion Price and the value of the Common Stock immediately prior to such Corporate Change).

          (c)  Adjustment of Conversion Price upon Dilutive Issuance.

               (i) If and whenever after the date hereof, the Corporation issues or sells, or in accordance with this Section 7(c) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Corporation, but excluding shares of Common Stock deemed to have been issued or sold by the Corporation in connection with any Excluded Security) for a consideration per share (the "NEW SECURITIES ISSUANCE PRICE") less than a price (the "APPLICABLE PRICE") equal to the applicable Conversion Price for a share of Series B Preferred Stock in effect immediately prior to such issue or sale (the foregoing, a "DILUTIVE ISSUANCE"), then immediately after such issue or sale, the Conversion Price for such share of Series B Preferred Stock then in effect shall be reduced to a price equal to the product of (x) the Conversion Price for such share of Series B Preferred Stock in effect immediately prior to such issue or sale and (y) the quotient of (1) the sum of (I) the product of the Applicable Price and the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale and (II) the consideration, if any, received by the Corporation upon such issue or sale, divided by (2) the product of (I) the Applicable Price multiplied by (II) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale; provided, however, that the Conversion Price shall not be adjusted such that it is less than the Floor Price;

               (ii) For purposes of determining the adjusted Conversion Price under Section 7(c)(i), the following shall be applicable:

                     (A) Issuance of Options. If at any time after the date hereof the Corporation in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be

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outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Option for such price per share. For purposes of this Section 7(c)(ii)(A), the "lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to any one share of Common Stock upon granting or sale of the Option, upon exercise of the Option and upon conversion or exchange or exercise of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange or exercise of such Convertible Securities.

                     (B) Issuance of Convertible Securities. If at any time after the date hereof the Corporation in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 7(c)(ii)(B), the "price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion or exchange or exercise of such Convertible Security. No further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price had been or are to be made pursuant to other provisions of this Section 7, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

                     (C) Change in Option Price or Rate of Conversion. If the purchase price provided for in any Options issued after the date hereof, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities issued after the date hereof, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 7(c)(ii)(C), if the terms of any Option or Convertible Security that was outstanding as of the date hereof are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change. No adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

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                     (D)  Calculation of Consideration Received. In case any
Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $0.01. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the gross amount received by the Corporation therefor. If any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation will be the Market Price of such securities on the date of receipt. If any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities will be determined by the Corporation's Board of Directors.

                     (E) Record Date. If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

               (d) Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 7, the Corporation shall promptly compute such adjustment or readjustment and prepare and furnish to each Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.

               (e) Restrictions on Adjustments to the Conversion Price. The Conversion Price shall not be reduced below the Floor Price.

     8.   Redemption.

          (a) The Corporation shall have the right, at any time and from time to time, to redeem some or all of the shares of Series B Preferred Stock out of funds lawfully available therefor at a price equal to the Stated Value plus any accrued and unpaid dividends thereon, including any Accruing Dividends (the "REDEMPTION PRICE"), upon delivery of a Redemption Notice to the Holders. The date on which the Corporation effects any redemption of shares of Series B Preferred Stock pursuant to this Section 8(a) is referred to herein as a "REDEMPTION DATE". Notwithstanding the foregoing, the Corporation shall redeem shares of Series B Preferred Stock with an aggregate redemption price of at least $1,000,000 on each Redemption Date (other than with respect to a Redemption Date on which all of the remaining outstanding shares of

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Series B Preferred Stock are redeemed). In the event that the Corporation elects to redeem less than all of the outstanding shares of Series B Preferred Stock, such redemption shall be effected pro rata among the Holders.

          (b) Redemption Notice. To exercise its redemption right hereunder, the Corporation shall deliver written notice of its election of effect a redemption (each, a "REDEMPTION NOTICE") to each holder of record of Series B Preferred Stock by mail, postage prepaid, at its post office address last shown on the records of the Corporation, not less than ten (10) or more than thirty
(30) days prior to each Redemption Date. Each Redemption Notice shall state:

               (i) the number of shares of Series B Preferred Stock held by the Holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

               (ii)  the Redemption Date and the Redemption Price;

               (iii) the date upon which the Holder's right to convert such shares terminates (as determined in accordance with Section 4(a)); and

               (iv) that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its Preferred Stock Certificates representing the shares of Series B Preferred Stock to be redeemed.

          (c) Surrender of Certificates; Payment. On or before the applicable Redemption Date, each Holder (unless such Holder has exercised his, her or its right to convert such shares as provided in Section 4(a) hereof) shall surrender the Preferred Stock Certificates representing the shares of Series B Preferred Stock that are subject to a Redemption Notice to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such Preferred Stock Certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event less than all of the shares of Series B Preferred Stock represented by a Preferred Stock Certificate are redeemed, a new certificate representing the unredeemed shares of Series B Preferred Stock shall promptly be issued to such Holder.

          (d) Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Series B Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor, then notwithstanding that the certificates evidencing any of the shares of Series B Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Series B Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of their Preferred Stock Certificates therefor.

          (e) Redeemed or Otherwise Acquired Shares. Any shares of Series B Preferred Stock which are redeemed or otherwise acquired by the Corporation shall be automatically and immediately canceled and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series B Preferred Stock following redemption.

     9. Voting Rights. The Holders shall be entitled to vote with the holders of Common Stock, voting together as one class, on all matters submitted to a vote of the holders of Common Stock, and each share of Series B Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which each such share is convertible as of the record date for the applicable vote. To the extent that under the Pennsylvania Business Corporation Law the vote of the Holders, voting separately as a class or series, as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the Holders of at least a majority of the then outstanding shares of the Series B Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of the Holders of at least a majority of the then outstanding shares of Series B Preferred Stock shall constitute the approval of such action by the class.

     10. Protective Provisions. So long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent) of the Holders of a majority of the then outstanding shares of Series B Preferred Stock (i) amend the rights, preferences or privileges of the Series B Preferred Stock set forth in this Statement With Respect to Shares; (ii) create any new class or series of capital stock having a preference over the Series B Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation (as previously defined in Section 5 hereof, "SENIOR SECURITIES"); or (iii) redeem, or declare or pay any dividend or other distribution on account of, any shares of Common Stock (other than pursuant to the terms of any stock option plan for directors, officers, employees, advisors or constituents approved by the Board of Directors). Notwithstanding the foregoing, no consent or approval of the Holders will be required for, and the Board of Directors is expressly authorized to provide for, the issuance of shares of Preferred Stock other than the Series B Preferred Stock in series and, by filing a certificate pursuant to the applicable law of the Commonwealth of Pennsylvania, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereon, which such series may, without the consent of the Holders, be Junior Securities or Pari Passu Securities.

     11.  Miscellaneous.

          (a) Cancellation of Series B Preferred Stock. If any shares of Series B Preferred Stock are converted pursuant to Section 4, the shares so converted shall be canceled, shall return to the status of authorized, but unissued Preferred Stock of no designated series, and shall not be issuable by the Corporation as Series B Preferred Stock.

          (b)  Lost or Stolen Certificates. Upon receipt by the Corporation of
(i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the

Corporation, or (z) in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost or stolen Preferred Stock Certificate(s) if the Holder contemporaneously requests the Corporation to convert such Series B Preferred Stock.

          (c) Allocation of Cap Amount. The initial Cap Amount shall be allocated pro rata among the Holders (if more than one) based on the number of shares of Series B Preferred Stock issued to each Holder. Each increase to the Cap Amount shall be allocated pro rata among the Holders (if more than one) based on the number of shares of Series B Preferred Stock held by each Holder at the time of the increase in the Cap Amount. In the event a Holder shall sell or otherwise transfer any of such Holder's shares of Series B Preferred Stock, each transferee shall be allocated a pro rata portion of such transferor's Cap Amount. Any portion of the Cap Amount that remains allocated to any person or entity which does not hold any Series B Preferred Stock shall be allocated to the remaining Holders pro rata based on the number of shares of Series B Preferred Stock then held by such Holders.

          (d) Status as Stockholder. Upon submission of a Notice of Conversion by a Holder, (i) the shares covered thereby (other than the shares, if any, which cannot be issued because their issuance would exceed such Holder's allocated portion of the Cap Amount) shall be deemed converted into shares of Common Stock and any accrued and unpaid Accruing Dividends thereon and (ii) the Holder's rights as a holder of such converted shares of Series B Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Statement With Respect to Shares.

                                     ******

                              NOTICE OF CONVERSION
                    (To be Executed by the Registered Holder
                in order to Convert the Series B Preferred Stock)

The undersigned hereby irrevocably elects to convert ____________ shares of Series B Preferred Stock, represented by stock certificate No(s). ___________ (the "PREFERRED STOCK CERTIFICATES"), into shares of common stock ("COMMON STOCK") of Environmental Tectonics Corporation (the "CORPORATION") according to the conditions of the Statement With Respect to Shares of Series B Cumulative Convertible Preferred Stock, as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the holder for any conversion, except for transfer taxes, if any. A copy of each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

[The Corporation shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee (which is _________________) with DTC through its Deposit Withdrawal Agent Commission System ("DTC TRANSFER").]

The undersigned acknowledges that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of the Series B Preferred Stock may only be made pursuant to registration of the Common Stock under the Securities Act of 1933, as amended (the "ACT"), or pursuant to an exemption from registration under the Act.

[ ] [In lieu of receiving the shares of Common Stock issuable pursuant to this Notice of Conversion by way of DTC Transfer, the undersigned hereby requests that the Corporation issue and deliver to the undersigned physical certificates representing such shares of Common Stock.]

                                        Date of Conversion:____________________

                                        Conversion Price:_______________________

                                        Number of Shares of Common
                                        Stock to be Issued:____________________

                                        [Holder]

                                        By:
                                              ----------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                              ----------------------------------

                                        Address: _____________________________

                                                 _____________________________

                                     ******

     THIRD: With respect to the Series B Preferred Stock, the aggregate number of shares of such class or series established and designated by (a) such resolutions, (b) all prior statements, if any, filed under 15 Pa. C.S. Section 1522 or corresponding provisions of prior law with respect thereto, and (c) any other provision of the Articles of Incorporation is 15,000 shares.

     FOURTH: The resolution was adopted by the Audit Committee of the Board of Directors on April 6, 2006.

     FIFTH: The resolution shall be effective upon the filing of this Statement With Respect to Shares in the Department of State.

                            [Signature Page Follows]

     IN WITNESS WHEREOF, the undersigned has caused this Statement With Respect to Shares to be signed by a duly authorized officer this 6th day of April, 2006.

                                            ENVIRONMENTAL TECTONICS CORPORATION,
                                            a Pennsylvania corporation


                                            By:    /s/ Duane Deaner
                                                   -----------------------------
                                            Name:  Duane Deaner
                                            Title: Chief Financial Officer